Exhibit 10.5

LOWCOUNTRY NATIONAL BANK

DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this           day of                        , 2005, by and between LOWCOUNTRY NATIONAL BANK, a nationally-chartered commercial bank, located in Beaufort, South Carolina (the “Company”), and                        (the “Director”).

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay the Director’s benefits from the Company’s general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                                 “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock

1.2                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.3                                 “Deferral  Account” means the Company’s accounting of the Director’s accumulated Deferrals plus accrued interest.

1.4                                 “Deferrals” means the amount of the Director’s Fees, which the Director elects to defer according to this Agreement.

1.5                                 “Disability” means, if the Director is covered by a Company-sponsored disability policy, total disability as defined in such policy without regard to any waiting period, If the Director is not covered by such a policy, Disability means the Director suffering a sickness, accident or injury which, in the judgment of a physician who is satisfactory to the Company, prevents the Director from performing substantially all of the Director’s normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate and reasonable.

1.6                                 “Effective Date” means January 1, 2004.

1.7                                 “Election Form” means the Form attached as Exhibit 1.

1.8                                 “Fees” means the total fees payable to the Director during a Plan Year.

1.9                                 “Normal Retirement Age” means the Director’s 70th birthday.

1.10                           “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Service.

1.11                           “Plan Year” means the calendar year.

1.12                           “Return on Equity’’ means the Company’s after tax net income for the quarter divided by the Company’s equity at the beginning of the quarter, as determined by the Company’s independent auditor based on financial statements for the pertinent year.

1.13                           “Termination of Service” means that the Director ceases to be a member of the Company’s Board of Directors for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.14                           “Projected Deferral Account Balance” means the balance that would have accumulated in the Director’s Deferral Account at Normal Retirement Age if it is assumed that the Director: (1) continued to defer Fees at the same rate that the Director had been deferring Fees on the date of the Director’s Termination of Service; and (2) the Director reached Normal Retirement Age.

Article 2
Deferral Election

2.1                                 Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

2.2                                 Election Changes

2.2.1                        Generally. Upon the Company’s approval, the Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Company.

2.2.2                        Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company, may reduce future deferrals under this Agreement.

Article 3
Deferral Account

3.1                                 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1                        Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2                        Interest.  At the end of each Plan Year under this Agreement and immediately prior to the payment of any benefits, but only until commencement of the benefit payments under this Agreement, unless otherwise stated, interest is to be credited on the account balance at an annual rate, compounded quarterly, equal to seventy-five percent (75%) of the previous quarter’s Return on Equity, however, this amount shall not exceed twelve percent (12%).

3.2                                 Statement of Accounts. The Company shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3                                 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4
Benefits During Lifetime

4.1                                 Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1                        Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Normal Retirement Date.

4.1.2                        Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum within 60 days following the Director’s Normal Retirement Date.

4.2                                 Early Retirement Benefit. Upon Termination of Service prior to the Normal Retirement Age for reasons other than death, Change of Control or Disability, the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement

4.2.1                        Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Termination of Service.

4.2.2                        Payment, of Benefit. The Company shall pay the benefit to the Director in a lump sum within 60 days following Termination of Service.

4.3                                 Disability Benefit. If the Director terminates service as a Director due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1                        Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director’s Termination of Service.

4.3.2                        Payment of Benefit. The Company shall pay the benefit to the Director in a lump stun within 60 days following Termination of Service.

4.4                                 Change of Control Benefit. Upon a Change of Control, followed by the Director’s Termination of Service for reasons other than death, Disability or retirement, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1                        Amount of Benefit. The benefit under this Section 4.4 shall be the Projected Deferral Account Balance.

4.4.2                        Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum within 60 days following Termination of Service.

4.5                                 Hardship Distribution. Upon the Board of Director’s determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

Article 5
Death Benefits

5.1                                 Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1                        Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance at the Director’s death.

5.1.2                        Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum within 60 days after the Director’s Termination of Service.

5.2                                 Death During Payment of a Benefit. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

5.3                                 Death After Termination of Service But Before Benefit Payments Commence. If the Director is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Director’s beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director’s death.

Article 6
Beneficiaries

6.1                                 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and acknowledged by the Company during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved.   If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

6.2                                 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7
General Limitations

7.1                                 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Director’s Deferrals (i.e., the interest earned on the Deferral Account) if the Company terminates the Director’s service for:

(a)                                  Gross negligence or gross neglect of duties to the Company;

(b)                                 Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service to the Company; or

(c)                                  Fraud or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in an adverse effect on the Company.

The Director’s Deferrals shall be paid to the Director in a lump sum within 60 days from Termination of Service.

7.2                                 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement exceeding the Deferral Account if the Director commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on a resume provided to the Company, or on any application for any benefits provided by the Company to the Director.

Article 8
Claims and Review Procedure

8.1                                 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (“claimant”) shall make a claim for such benefits as follows:

8.1.1                        Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.1.2                        Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.3                        Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth;

(a)                                  The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based,

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)                                 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)                                  A statement of the claimant’s right to bring a civil action under ER1SA Section 502(a) following an adverse benefit determination on review.

8.2                                 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.1                        Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.2.2                        Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3                        Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4                        Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.2.5                        Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)                                  The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based,

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulation) to the claimant’s claim for benefits, and

(d)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 9
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Article 10
Miscellaneous

10.1                           Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2                           No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholders rights to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director’s right to terminate services at any time.

10.3                           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4                           Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5                           Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

10.6                           Unfunded Arrangement. The Director and the Director’s beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits arc not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Company to which the Director and the Director’s beneficiary have no preferred or secured claim.

10.7                           Reorganization The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

10.8                           Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.9                           Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)                                  Interpreting the provisions of the Agreement;

(b)                                 Establishing and revising the method of accounting for the Agreement;

(c)                                  Maintaining a record of benefit payments; and

(d)                                 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.10                     Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the Service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

Director	Company

LOWCOUNTRY NATIONAL BANK

By
Title

EXHIBIT 1

TO

LOWCOUNTRY NATIONAL BANK DIRECTOR DEFERRED FEE AGREEMENT

Deferral Election

I elect to defer my Fees pursuant to this Director Deferred Fee Agreement with the Company, as follows;

Amount of Deferral	Duration
[Initial and Complete one]	[Initial One]

I elect to defer % of my Fees annually.	One Year only

I elect to defer $ of my Fees annually.	For [Insert Number] Years

I elect not to defer any of my Fees.	Until Termination of Service

Until

(date)

Upon the Company’s approval, I understand that I nay change the amount and duration of my deferrals by filing a new election form with the Company; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by the Company.

Signature

Date

Received by the Company this                day of                            , 20    .

By

Title

Beneficiary Designation

LOWCOUNTRY NATIONAL BANK
DIRECTOR DEFERRED FEE AGREEMENT

I designate the following as beneficiary of benefits under this Agreement payable following my death;

Primary:

Contingent:

Note:                   To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Acknowledged by the Company this day of                  , 20    .

By

Title